Exhibit 99.1

LENSAR Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

2021 Revenue Increases $8.1 million or 31% over 2020 Levels

Procedure Volume Increases over 2020 Levels by 37% in Fourth Quarter and by 35% in 2021

Cash and Cash Equivalents of $31.6 Million Reflect Cash Utilization of $0.7 Million in the Fourth Quarter

ORLANDO, Fla. (March 3, 2022) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter and full year ended December 31, 2021 and provided an update on key strategic and operational initiatives.

“2021 was a year of progress for LENSAR. Revenue and procedure volume in 2021 returned to our historical record of over 20% annual growth with revenue up 31% and procedures up 35% from 2020. In addition, we achieved a significant milestone of submitting the ALLY™ 510(k) application for our next-generation Adaptive Cataract Treatment System, which has been accepted by the Food and Drug Administration for substantive review. We remain on-track for a commercial launch later this year, subject to FDA clearance,” said Nick Curtis, Chief Executive Officer of LENSAR. “While the continuing pandemic operating environment and supply chain issues have presented many challenges, I am proud of the resiliency and dedication of the LENSAR team. Their unwavering commitment to excellence has positioned us to bring the disruptive, highly relevant ALLY Adaptive Cataract Treatment System to market in 2022. ”

Fourth Quarter 2021 Financial Results

Total revenue for the quarter ended December 31, 2021 was $11.2 million, an increase of $2.9 million, or 35%, compared to total revenue of $8.3 million for the quarter ended December 31, 2020. All individual components of revenue, product, lease, and service, increased from the fourth quarter of 2020 with product revenue contributing the largest increase. The increase in 2021 total revenue was primarily driven by increased procedure volume of $1.8 million, and to a lesser extent, system sales and lease placements.

For the quarters ended December 31, 2021 and 2020, approximately 80% of revenue was attributable to recurring sources.

Selling, general and administrative expenses for the quarter ended December 31, 2021 were $5.8 million, a decrease of $2.9 million, or 33%, compared to $8.7 million for the quarter ended December 31, 2020. The decrease was primarily due to a decrease in personnel expense of $2.6 million due to less stock-based compensation expense in 2021.

Research and development expenses were $3.4 million and $2.5 million for the quarters ended December 30, 2021 and 2020, respectively, an increase of $0.9 million or 35%. This increase was primarily due to additional costs for the continued development of ALLY and materials purchased for the manufacture of ALLY, which amounted to approximately $1 million.

Net loss for the quarter ended December 31, 2021, was $3.9 million, or ($0.41) per share, compared to net loss of $6.8 million, or ($0.78) per share, for the quarter ended December 31, 2020. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended December 31, 2021 and 2020 of $1.5 million and $5.1 million, respectively. These costs reflect, and are the result of, the Company’s recapitalization and becoming a standalone public company in the fourth quarter of 2020.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended December 31, 2021 was ($3.1) million, compared with ($6.3) million for the quarter ended December 31, 2020. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($1.6) million for the quarter ended December 31, 2021 and ($1.1) million for the quarter ended December 31, 2020. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

Full Year 2021 Financial Results

Total revenue for the year ended December 31, 2021 was $34.5 million, an increase of $8.1 million, or 31%, compared to total revenue of $26.4 million for the year ended December 31, 2020. The increase was primarily attributable to increased procedure volume during the year ended December 31, 2021. All components of revenue increased in 2021 from 2020 with product revenue contributing the largest component with a $5.6 million increase in revenue associated with procedure volume.

For the year ended December 31, 2021, approximately 86% of revenue was attributable to recurring sources compared to 85% for the year ended December 31, 2020. Recurring revenue was consistent and a substantial portion of total revenue for the years ended December 31, 2021 and 2020. The following table provides information about procedure volume:

	2021	2020	2019
Q1	28,122	23,225	24,594
Q2	30,966	18,265	26,275
Q3	30,765	25,078	25,154
Q4	41,642	30,503	32,007
Total	131,495	97,071	108,030

Selling, general, and administrative expenses for the year ended December 31, 2021 were $23.9 million, an increase of $0.1 million, or 0.5%, compared to $23.8 million for the year ended December 31, 2020. The small increase was due to increases in sales and marketing expenses of $2.3 million, which was primarily the result of increased trade show and travel activity, commercial personnel, and to a more limited extent, increased expenses associated with being a public company for a full year. These increases were primarily offset by a decrease in stock-based compensation expense of $1.6 million.

Research and development expenses were $12.4 million for the year ended December 31, 2021, an increase of $4.8 million, or 64%, compared with $7.6 million for the year ended December 31, 2020. Research and development expenses in the year ended December 31, 2021 primarily consisted of expenses related to manufacturing prototypes, and inventory for the ALLY System, which amounted to approximately $3 million.

Net loss for the year ended December 31, 2021 was $19.6 million, or ($2.09) per share, as compared to a net loss of $19.8 million, or ($4.28) per share, for the year ended December 31, 2020. Total stock-based compensation expense recorded for the year ended December 31, 2021 and 2020 was $6.9 million and $9.0 million, respectively.

EBITDA for the year ended December 31, 2021 was ($16.9) million, compared with ($15.9) million for the year ended December 31, 2020. Adjusted EBITDA was ($10.0) million for the year ended December 31, 2021, compared with ($6.9) million for the year ended December 31, 2020.

As of December 31, 2021, the Company had cash and cash equivalents of $31.6 million as compared to $40.6 million at December 31, 2020. Cash utilized in the quarter ended December 31, 2021 was $0.7 million and $9.0 million for full year 2021.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the fourth quarter and fiscal year results and provide a business update today, March 3, 2022 at 8:30 a.m. ET.

To participate by telephone, please dial (833) 312-1363 (Domestic) or (236) 712-2498 (International). The conference ID number is 7098914. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until March 17, 2022.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development, the future market potential of ALLY™ and the timing of the Company’s anticipated commercial launch. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser Systems (including ALLY); the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2021	2020	2021	2020
Net loss	$ (3,902)	$ (6,828)	$ (19,601)	$ (19,774)
Add: Interest expense	—	—	—	1,340
Less: Interest income	(10)	(20)	(51)	(68)
Add: Depreciation expense	461	274	1,524	1,309
Add: Amortization expense	309	312	1,240	1,256
EBITDA	(3,142)	(6,262)	(16,888)	(15,937)
Add: Stock-based compensation expense	1,543	5,136	6,866	9,026
Adjusted EBITDA	$ (1,599)	$ (1,126)	$ (10,022)	$ (6,911)

 LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue
Product	$ 8,948	$ 6,471	$ 26,246	$ 19,831
Lease	1,430	1,082	4,966	3,601
Service	844	731	3,247	2,950
Total revenue	11,222	8,284	34,459	26,382
Cost of revenue (exclusive of amortization)
Product	4,474	2,479	11,845	8,303
Lease	408	231	1,375	1,136
Service	710	909	3,406	2,868
Total cost of revenue	5,592	3,619	16,626	12,307
Operating expenses
Selling, general and administrative expenses	5,811	8,658	23,887	23,768
Research and development expenses	3,422	2,543	12,358	7,553
Amortization of intangible assets	309	312	1,240	1,256
Operating loss	(3,912)	(6,848)	(19,652)	(18,502)
Other income (expense)
Interest expense	—	—	—	(1,340)
Other income, net	10	20	51	68
Net loss attributable to common stockholders	$ (3,902)	$ (6,828)	$ (19,601)	$ (19,774)
Net loss per share attributable to common stockholders
Basic and diluted	$ (0.41)	$ (0.78)	$ (2.09)	$ (4.28)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	9,559	8,787	9,374	4,621

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$ 31,637	$ 40,599
Accounts receivable, net of allowance of $47 and $19, respectively	4,638	2,012
Notes receivable, net of allowance of $61 and $9, respectively	350	444
Inventories	6,488	13,473
Prepaid and other current assets	1,700	1,857
Total current assets	44,813	58,385
Property and equipment, net	756	832
Equipment under lease, net	6,690	3,583
Notes and other receivables, long-term, net of allowance of $2 and $9, respectively	121	452
Intangible assets, net	10,870	12,110
Other assets	3,215	3,758
Total assets	$ 66,465	$ 79,120
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,694	$ 2,481
Accrued liabilities	4,604	4,570
Deferred revenue	904	923
Other current liabilities	512	493
Total current liabilities	8,714	8,467
Long-term operating lease liabilities	2,803	3,314
Other long-term liabilities	69	129
Total liabilities	11,586	11,910
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at December 31, 2021 and 2020; no shares issued and outstanding at December 31, 2021 and 2020	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at December 31, 2021 and 2020; 10,990 and 10,933 shares issued and outstanding at December 31, 2021 and 2020, respectively	110	109
Additional paid-in capital	132,363	125,094
Accumulated deficit	(77,594)	(57,993)
Total stockholders’ equity	54,879	67,210
Total liabilities and stockholders’ equity	$ 66,465	$ 79,120